Exhibit 99.1

CONTACT:
Tere Miller
Vice President, Corporate Communications
760-741-2111 ext. 177

REALTY INCOME ANNOUNCES
SECOND QUARTER AND MID-YEAR OPERATING RESULTS

ESCONDIDO, CALIFORNIA, July 31, 2003.  Realty Income Corporation (Realty Income), The Monthly Dividend Company® (NYSE: O) today announced operating results for the second quarter and six months ended June 30, 2003.

COMPANY HIGHLIGHTS:

(For the quarter ended June 30, 2003)

•                  Revenue increased 8.0% to $36.5 million

•                  Funds from Operations (FFO) increased 3.9% to $23.9 million

•                  FFO per diluted common share decreased 1.4% to $0.68

•                  Same store rents increased 1.4% to $30.9 million

•                  Portfolio occupancy increased to 98.7%

•                  Invested $34.5 million in 25 additional properties at an average 11.1% lease rate

•                  Increased the monthly dividend amount for the 23rd consecutive quarter to an annual rate of $2.37 per share

•                  Paid the 395th consecutive monthly dividend through June 2003

Financial Results

Revenue Increases

Realty Income’s revenue for the second quarter ended June 30, 2003 increased 8.0% to $36.5 million as compared to $33.8 million for the same quarter ended June 30, 2002.

Revenue for the six months ended June 30, 2003 increased 8.3% to $72.0 million as compared to $66.5 million for the same period in 2002.

Funds from Operations

FFO for the quarter ended June 30, 2003 increased 3.9% to $23.9 million as compared to $23.0 million for the same quarter in 2002.  On a diluted per common share basis, FFO decreased 1.4% to $0.68 per share compared to $0.69 per share for the same period in 2002.

FFO for the six months ended June 30, 2003 increased 5.5% to $47.9 million as compared to $45.4 million for the same period one year ago.  On a diluted per common share basis, FFO was unchanged at $1.37 per share for both periods ended June 30, 2003 and 2002.

The Company considers FFO to be an appropriate supplemental measure of a Real Estate Investment Trust’s (REITs) operating performance as it is based on net income analyses of property portfolio performance that excludes non-cash items such as depreciation. FFO is an alternative non-GAAP measure that is also considered to be a good indicator of a company’s ability to pay dividends. (See reconciliation of FFO to net income on page six.)

Net Income Available to Common Stockholders

Net income available to common stockholders for the quarter ended June 30, 2003 was $18.2 million as compared to $16.0 million for the same period in 2002.  On a diluted per common share basis, net income was $0.52 per share for the three months ended June 30, 2003 as compared to $0.48 per share for the same period in 2002.

The calculation to determine net income for a real estate company includes gains and losses from the sale of investment properties. The amount of gains and losses vary from quarter to quarter according to the timing of property sales.  This variance can significantly impact net income.

Excluding the gain on sales of investment properties and income from discontinued operations during the second quarter of each year, income from operations available to common stockholders increased by $0.01 to $0.45 per share in 2003 as compared to $0.44 per share in 2002, on a diluted per common share basis.

Net income available to common stockholders for the six months ended June 30, 2003 was $33.8 million as compared to $31.9 million for the same period in 2002.  On a diluted per common share basis, net income was unchanged at $0.96 per share for the six months ended June 30, 2003 and 2002.

Excluding the gain on sales of investment properties and income from discontinued operations during the first six months of each year, income from operations available to common stockholders increased by $0.02 to $0.89 per share in 2003 as compared to $0.87 per share for the same period in 2002, on a diluted per common share basis.

Dividend Information

In June 2003, Realty Income announced the 23rd consecutive quarterly increase in the amount of the monthly dividend on its common stock.  This marked the 25th increase in the amount of the dividend since the Company’s listing on the New York Stock Exchange in 1994 and the 395th consecutive dividend paid. The amount of the monthly dividend was increased to  $0.1975 per share from $0.19625 per share for an annualized dividend amount of $2.37 per share. The Company continues its 33-year history of declaring and paying common stock dividends on a monthly basis.

Real Estate Portfolio Update

As of June 30, 2003, Realty Income’s portfolio of freestanding, single-tenant retail properties consisted of 1,250 properties located in 48 states, leased to 81 retail chains doing business in 26 retail industries.  The properties are leased under long-term, net leases with a weighted average remaining lease term of approximately 11.0 years.

Portfolio Management Activities

The Company’s portfolio of retail real estate, owned primarily under 15- to 20-year net leases, continues to perform well and provide dependable lease revenue supporting the payment of monthly dividends.  As of June 30, 2003, portfolio occupancy was 98.7% with only 16 properties available for lease out of 1,250 properties in the portfolio.

Same store rents on 1,032 properties under lease during the three months ended June 30, 2003 and 2002 increased 1.4% to $30.90 million from $30.47 million in 2002.  Same store rents on 1,032 properties under lease during the six months ended June 30, 2003 and 2002 increased 1.0% to $61.64 million compared to $61.02 million in 2002.

Property Acquisitions

During the second quarter, Realty Income invested $34.5 million in 25 new properties and properties under development with an initial weighted average contractual lease yield of 11.1%. The new properties are located in five states and are 100% leased under net-lease agreements with an initial average lease length of 20 years.  They are leased to four different retail chains in four industries: automotive service, convenience store, sporting goods and travel plaza. In addition, Crest Net Lease, Inc., a subsidiary of the Company, invested $2.5 million in one new property.

During the six months ended June 30, 2003, Realty Income invested $67.5 million in 67 new properties and properties under development with an initial average contractual lease yield of 11.0%.  The new properties are located in ten states and are 100% leased under net-lease agreements with an initial average lease length of 20.2 years.  They are leased to eight different retail chains in five industries: automotive service, convenience store, restaurant, sporting goods and travel plaza. In addition, Crest Net Lease, Inc., a subsidiary of the Company, invested $3.8 million in two new properties and properties under development.

Property Dispositions

Realty Income continues to successfully execute its asset disposition program. The objective of the program is to sell assets when the Company believes the reinvestment of the sales proceeds will generate higher returns, enhance the credit quality of the Company’s real estate portfolio or increase the average lease length.

During the quarter ended June 30, 2003, Realty Income sold ten properties for $5.5 million, which resulted in a gain on sales of $2.6 million. The properties sold consisted of: five child care properties, three restaurants, one home improvement store, and one other property.  The proceeds were, or will be, used to pay down the Company’s acquisition credit facility and invest in new properties.

During the first six months of 2003, Realty Income sold 14 properties for $9.7 million, which resulted in a gain on sales of $2.7 million.  The properties sold consisted of: six child care properties, five restaurants, two home improvement stores and one other property.

Other Activities

Crest Net Lease

Crest Net Lease Inc. is a wholly-owned subsidiary of Realty Income focused on acquiring and subsequently marketing net-leased properties for sale. During the second quarter ended June 30, 2003, Crest sold one property for $1.5 million and reported a gain on sale of $296,000.  During the quarter Crest also invested $2.5 million in one new property.

For the six months ended June 30, 2003, Crest sold three properties for $4.2 million and reported a gain on sales of $572,000.  During this same period Crest invested $3.8 million in two new properties and properties under development. As of June 30, 2003, Crest carried an inventory of $4.7 million in properties held for sale.

Management’s goal is for Crest to carry an average inventory of between $20 to $25 million in properties.  The subsidiary generates an earnings spread on the difference between the lease payments it receives on the properties held in inventory and the cost of the capital used to acquire the properties.  It is management’s belief that at this level of inventory, earnings will more than cover the ongoing operating expenses of Crest.

Crest’s contribution to Realty Income’s FFO depends on the timing and number of Crest’s property sales, if any, in a given period.  During the second quarter and first half of 2003 Crest generated $157,000 and $242,000, or $0.004 and $0.01, respectively, per diluted common share in FFO for Realty Income as compared to $901,000 and $1.3 million, or $0.03 and $0.04, during the same periods in 2002.

CEO Comments on Mid-Year Operating Results

Commenting on Realty Income’s financial results and real estate operations, Tom A. Lewis, Chief Executive Officer, stated, “We are on track to achieve our performance goals for 2003.  To summarize, our portfolio of 1,250 properties continues to perform well with occupancy at 98.7%, just 16 properties available for lease, and a weighted average remaining lease length in the portfolio of 11.0 years.  Revenues during the quarter were higher as a result of same store rent increases of 1.4% and acquisitions made during the last twelve months.  FFO per share for the second quarter of 2003 was $0.01 lower than the same period in 2002 because Crest Net Lease’ contribution to Realty Income’s FFO per share, derived from buying and selling properties, was $0.03 lower in comparison to the same period for the prior year. Excluding Crest’s activities, FFO per share for the core portfolio increased by $0.02 per share for the quarter.  So far this year we have increased the dividend two times and have paid, as of the end of the quarter, 395 consecutive monthly dividends to our shareholders.

“Dividend dependability is, we believe, critical to our shareholders as is a steadily increasing income in a low interest rate environment.  Fundamental to achieving these important shareholder objectives is our commitment to maintaining a conservative balance sheet, stable real estate performance and a high occupancy rate. The continued positive performance of our real estate portfolio during challenging economic times combined with a consistently healthy balance sheet has provided us with the cash flow allowing us to increase the amount of the monthly dividend for 23 consecutive quarters and 25 times since becoming a public company in 1994. We attribute the strength of our portfolio to the fact that we own properties leased to retail chains selling basic human needs goods and services at relatively low prices.  This is a retail focus that has served us well during a variety of economic environments over the years.

“Our ability to regularly increase the amount of the monthly dividend is also driven by continued growth in the real estate portfolio. The goal for property acquisitions in 2003 remains at $150 million in new properties for Realty

Income and Crest, with initial average lease rates in excess of 10.0%. We are optimistic about our prospects for positive performance in all Company operations for the remainder of the year.”

Earnings Commentary

Realty Income’s FFO per common share has historically tended to be stable and fairly predictable because of the long-term leases that are the primary source of the Company’s revenue.  There are, however, several factors that can cause FFO per common share to vary from levels that have been anticipated by the Company.  These factors include, but are not limited to, changes in interest rates, occupancy rates, periodically accessing the capital markets, the level of property acquisitions and dispositions, lease rollovers, the general real estate market, the economy, and the operations of Crest Net Lease.

2003 Estimates

Management estimates that FFO per common share for 2003 should range from $2.86 to $2.91 per share, which would equate to an increase of approximately 2% to 4% over 2002 FFO per common share of $2.80. FFO for 2003 is based on an estimated diluted net income per share range of $2.04 to $2.09 adjusted (in accordance with the National Association of Real Estate Investment Trust’s (NAREIT) definition of FFO) for real estate depreciation of $0.96, provision for impairment losses of $0.01 and gain on sales of investment properties of $0.15.

Management estimates Crest Net Lease, Inc. will generate between $0.05 to $0.06 per share of FFO during 2003.  Crest’s primary business is the purchase and sale of properties for a profit.  These sales may occur at various times during the course of the year, which could cause FFO in certain quarters to fluctuate from normal levels.

The Company does not intend to provide quarterly estimates of FFO.  Absent changes in annual FFO guidance, at the end of each quarter, it may be presumed that the Company’s overall estimate for the year has not changed.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements.  Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results.  These risks include, among others, general economic conditions, local real estate conditions, the availability of capital to finance planned growth, property acquisitions and the timing of these acquisitions, and the profitability of the Company’s subsidiary, Crest Net Lease, as described in the Company’s filings with the Securities and Exchange Commission. Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates.  Actual operating results may differ materially from what is expressed or forecast in this press release.  The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Realty Income is The Monthly Dividend Company®, a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income.  As of June 30, 2003, the Company had paid 395 consecutive monthly dividends throughout its 34-year operating history. The monthly income is supported by the cash flows from over 1,200 retail properties owned under long-term lease agreements with leading regional and national retail chains.  The Company is an active buyer of net-leased retail properties nationwide.

Note to Editors:

Realty Income press releases are available at no charge by calling our toll-free investor hotline number: 888-811-2001, or via the internet at http://www.realtyincome.com/Investing/News.html

CONSOLIDATED STATEMENTS OF INCOME

For the three and six months ended June 30, 2003 and 2002

(dollars in thousands, except per share amounts)

	Three Months Ended 6/30/03	Three Months Ended 6/30/02	Six Months Ended 6/30/03	Six Months Ended 6/30/02
REVENUE
Rental	$36,179	$32,604	$71,311	$64,930
Gain on sales of real estate acquired for resale	296	1,126	572	1,491
Interest and other	30	52	141	82

	36,505	33,782	72,024	66,503
EXPENSES
Interest	6,618	5,803	12,582	11,408
Depreciation and amortization	8,265	7,416	16,271	14,673
General and administrative	2,707	2,348	5,454	4,737
Property	604	525	1,257	1,134
Income taxes	256	598	422	886

	18,450	16,690	35,986	32,838

Income from operations	18,055	17,092	36,038	33,665
Gain on sales of investment properties	—	—	—	340

Income from continuing operations	18,055	17,092	36,038	34,005
Income from discontinued operations	2,535	1,353	2,585	2,734

Net income	20,590	18,445	38,623	36,739
Preferred stock dividends	(2,428)	(2,428)	(4,856)	(4,856)

Net income available to common stockholders	$18,162	$16,017	$33,767	$31,883

Funds from operations (FFO)	$23,903	$22,987	$47,906	$45,370

Per share information for common stockholders:
FFO, basic and diluted from:
FFO before Crest Net contribution	$0.68	$0.66	$1.36	$1.33
Crest Net Lease	0.00	0.03	0.01	0.04
Total FFO	$0.68	$0.69	$1.37	$1.37
Income from operations
Basic and diluted	$0.45	$0.44	$0.89	$0.87
Net income
Basic	0.52	0.48	0.97	0.96
Diluted	0.52	0.48	0.96	0.96
Cash dividends paid	0.589	0.574	1.174	1.144

FUNDS FROM OPERATIONS

For the three and six months ended June 30, 2003 and 2002

(dollars in thousands, except per share amounts)

	Three Months Ended 6/30/03	Three Months Ended 6/30/02	Six Months Ended 6/30/03	Six Months Ended 6/30/02

Net income available to common stockholders	$18,162	$16,017	$33,767	$31,883
Depreciation and amortization:
Continuing operations	8,265	7,416	16,271	14,673
Discontinued operations	54	223	141	470
Depreciation of furniture, fixtures & equipment	(28)	(34)	(57)	(67)
Provision for impairment losses:
Discontinued operations	—	670	500	830
Gain on sales of investment properties:
Continuing operations	—	—	—	(340)
Discontinued operations	(2,550)	(1,305)	(2,716)	(2,079)

Funds from operations	$23,903	$22,987	$47,906	$45,370

Dividends paid to common stockholders	$20,612	$19,114	$41,062	$37,934

FFO in excess of dividends	$3,291	$3,873	$6,844	$7,436

FFO per common share, basic and diluted	$0.68	$0.69	$1.37	$1.37
Weighted average number of common shares used for computation per share:
Basic	35,009,554	33,310,413	34,987,332	33,178,176
Diluted	35,059,608	33,368,359	35,032,944	33,230,817

FUNDS FROM OPERATIONS GENERATED BY CREST NET LEASE

For the three and six months ended June 30, 2003 and 2002

(dollars in thousands, except per share amounts)

Gains from the sales of real estate acquired for resale	$296	$1,126	$572	$1,491
Rent and other revenue	134	481	229	956
Interest expense	(72)	(144)	(149)	(219)
General and administrative expense	(71)	(88)	(243)	(284)
Property expenses	(10)	—	(16)	(42)
Income taxes	(120)	(474)	(151)	(638)
Funds from operations contributed by Crest Net	$157	$901	$242	$1,264
FFO per common share, basic and diluted	$0.004	$0.03	$0.01	$0.04

Total FFO	$23,903	$22,987	$47,906	$45,370
Less FFO contributed by Crest Net	(157)	(901)	(242)	(1,264)
FFO before Crest Net contribution	$23,746	$22,086	$47,664	$44,106
FFO before Crest Net contribution per common share basic and diluted	$0.68	$0.66	$1.36	$1.33

We define FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trust’s definition, as net income available to common stockholders, plus depreciation and amortization of assets uniquely significant to the real estate industry, reduced by gains and increased by losses on (i) sales of investment property and provisions for impairment and (ii) extraordinary items.

CONSOLIDATED BALANCE SHEETS

As of June 30, 2003 and December 31, 2002

(dollars in thousands, except per share amounts)

	2003	2002
ASSETS
Real estate, at cost:
Land	$488,912	$467,488
Buildings and improvements	842,568	818,412
	1,331,480	1,285,900

Less accumulated depreciation and amortization	(260,988)	(254,250)

Net real estate held for investment	1,070,492	1,031,650
Real estate held for sale, net	11,845	6,528
Net real estate	1,082,337	1,038,178
Cash and cash equivalents	4,719	8,921
Accounts receivable	3,279	4,408
Goodwill, net	17,206	17,206
Other assets	11,573	11,517

Total assets	$1,119,114	$1,080,230

LIABILITIES AND STOCKHOLDERS’ EQUITY
Distributions payable	$6,916	$6,801
Accounts payable and accrued expenses	7,393	5,047
Other liabilities	6,085	6,227
Line of credit payable	52,100	109,700
Notes payable	330,000	230,000

Total liabilities	402,494	357,775

Stockholders’ equity:
Preferred stock and paid in capital, par value $1.00 per share, 20,000,000 shares authorized, 4,125,700 shares issued and outstanding	99,368	99,368
Common stock and paid in capital, par value $1.00 per share, 100,000,000 shares authorized, 35,018,368 and 34,874,827 shares issued and outstanding in 2003 and 2002, respectively	857,393	855,818
Distributions in excess of net income	(240,141)	(232,731)

Total stockholders’ equity	716,620	722,455

Total liabilities and stockholders’ equity	$1,119,114	$1,080,230

The following table sets forth certain information regarding our properties classified according to the business of  the respective tenants, expressed as a percentage of our total rental revenue:

	Percentage of Rental Revenue (1)
Industry	For the Quarter Ended June 30, 2003	For the Years Ended
		Dec 31, 2002	Dec 31, 2001	Dec 31, 2000	Dec 31, 1999	Dec 31, 1998		Dec 31, 1997	Dec 31, 1996

Apparel Stores	2.1%	2.3%	2.4%	2.4%	3.8%	4.1%		0.7%	—%
Automotive Collision Services	0.1	—	—	—	—	—		—	—
Automotive Parts	7.0	7.6	8.3	8.3	8.6	7.8		9.1	10.5
Automotive Service	8.3	7.0	5.7	5.8	6.6	7.5		6.4	4.8
Book Stores	0.4	0.4	0.4	0.5	0.5	0.6		0.5	—
Business Services	0.1	0.1	0.1	0.1	0.1		*	—	—
Child Care	18.8	20.8	23.9	24.7	25.3	29.2		35.9	42.0
Consumer Electronics	3.2	3.3	4.0	4.9	4.4	5.4		6.5	0.9
Convenience Stores	12.6	9.1	8.4	8.4	7.2	6.1		5.5	4.6
Craft & Novelty	0.5	0.4	0.4	0.4	0.4		*	—	—
Drug Stores	0.2	0.2	0.2	0.2	0.2	0.1		—	—
Entertainment	2.7	2.3	1.8	2.0	1.2	—		—	—
General Merchandise	0.5	0.5	0.6	0.6	0.6		*	—	—
Grocery Stores	0.3	0.5	0.6	0.6	0.5		*	—	—
Health & Fitness	3.7	3.8	3.6	2.4	0.6	0.1		—	—
Home Furnishings	4.9	5.4	6.0	5.8	6.5	7.8		5.6	4.4
Home Improvement	1.1	1.2	1.3	2.0	3.6		*	—	—
Office Supplies	2.0	2.1	2.2	2.3	2.6	3.0		1.7	—
Pet Supplies & Services	1.6	1.7	1.6	1.5	1.1	0.6		0.2	—
Private Education	1.3	1.3	1.5	1.4	1.2	0.9		—	—
Restaurants	12.2	13.5	12.2	12.3	13.3	16.2		19.8	24.4
Shoe Stores	1.0	0.8	0.7	0.8	1.1	0.8		0.2	—
Sporting Goods	3.9	4.1	0.9	—	—	—		—	—
Theaters	4.1	3.9	4.3	2.7	0.6	—		—	—
Travel Plazas	0.4	—	—	—	—	—		—	—
Video Rental	3.3	3.3	3.7	3.9	4.3	3.8		0.6	—
Other	3.7	4.4	5.2	6.0	5.7	6.0		7.3	8.4

Totals	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%		100.0%	100.0%

* Less than 0.1%

(1)          Includes rental revenue for all properties owned by Realty Income at the end of each period presented (including revenue from properties reclassified to discontinued operations) and excludes properties owned by our subsidiary, Crest Net.

The following table sets forth certain information regarding the timing of the initial lease term expirations (excluding extension options) on our 1,175 net leased, single-tenant retail properties as of June 30, 2003
(dollars in thousands):

Year	Number of Leases Expiring(1)	Rental Revenue for the Quarter Ended June 30, 2003(2)	Percentage of Rental Revenue
2003	71	$1,404	4.0%
2004	123	2,538	7.3
2005	75	1,378	4.0
2006	88	1,956	5.6
2007	120	2,122	6.1
2008	75	1,609	4.6
2009	30	709	2.0
2010	42	921	2.7
2011	35	1,303	3.7
2012	49	1,521	4.4
2013	72	3,201	9.2
2014	36	1,638	4.7
2015	32	836	2.4
2016	14	378	1.1
2017	21	1,297	3.7
2018	17	517	1.5
2019	50	2,271	6.5
2020	10	916	2.6
2021	95	3,617	10.4
2022	96	2,427	7.0
2023	67	1,170	3.4
2024	2	97	0.3
2026	2	93	0.3
2033	3	324	0.9
2034	2	208	0.6
2037	3	338	1.0

Totals	1,230	$34,789	100.0%

(1)  Excludes properties owned by our subsidiary, Crest Net. The lease expirations for properties under construction are based on the estimated date of completion of those properties.

(2)  Includes rental revenue of $131 from properties reclassified to discontinued operations and excludes revenue of $1,323 from four multi-tenant properties, revenue of $64 from 16 single-tenant properties vacant and unleased at June 30, 2003 and revenue of $134 from properties owned by our subsidiary, Crest Net.

The following table sets forth certain state-by-state information regarding Realty Income’s property portfolio as of June 30, 2003 (dollars in thousands):

State	Number of Properties(1)	Percent Leased	Approximate Leasable Square Feet(1)	Rental Revenue for the Quarter Ended June 30, 2003(2)	Percentage of Rental Revenue
Alabama	14	100%	137,600	$346	1.0%
Alaska	2	100	128,500	251	0.7
Arizona	35	94	240,700	961	2.7
Arkansas	8	100	48,800	241	0.7
California	60	100	989,900	3,537	9.8
Colorado	44	98	275,100	1,043	2.9
Connecticut	16	100	245,600	924	2.5
Delaware	16	100	29,100	339	0.9
Florida	89	100	1,247,700	3,695	10.2
Georgia	70	100	539,900	1,696	4.7
Idaho	11	100	52,000	187	0.5
Illinois	38	100	301,200	1,071	3.0
Indiana	27	100	150,100	526	1.4
Iowa	10	100	67,600	174	0.5
Kansas	21	100	190,000	556	1.5
Kentucky	13	100	43,600	276	0.8
Louisiana	7	100	47,100	181	0.5
Maryland	19	100	156,600	865	2.4
Massachusetts	30	100	138,300	727	2.0
Michigan	13	100	81,600	291	0.8
Minnesota	20	90	224,700	511	1.4
Mississippi	21	100	174,000	426	1.2
Missouri	34	100	225,200	744	2.1
Montana	2	100	30,000	74	0.2
Nebraska	10	100	91,200	295	0.8
Nevada	10	100	100,700	406	1.1
New Hampshire	6	100	23,900	149	0.4
New Jersey	23	100	110,800	978	2.7
New Mexico	5	100	46,000	87	0.2
New York	24	100	265,600	1,395	3.8
North Carolina	39	97	207,200	1,005	2.8
North Dakota	1	100	22,000	16	*
Ohio	73	99	467,900	1,604	4.4
Oklahoma	17	100	94,300	347	1.0
Oregon	18	100	206,000	488	1.3
Pennsylvania	50	100	291,000	1,177	3.2
Rhode Island	1	100	3,500	29	0.1
South Carolina	46	96	136,900	932	2.6
South Dakota	1	100	6,500	25	0.1
Tennessee	35	100	253,100	892	2.5
Texas	151	98	1,195,900	3,476	9.6
Utah	7	86	43,300	104	0.3
Vermont	1	100	2,500	22	0.1
Virginia	51	100	369,600	1,869	5.2
Washington	39	97	256,900	740	2.0
West Virginia	2	100	16,800	40	0.1
Wisconsin	16	88	162,300	384	1.1
Wyoming	4	100	20,100	74	0.2
Totals/Average	1,250	99%	10,158,900	$36,176	100.0%

* Less than 0.1%

(1)          Excludes properties owned by our subsidiary, Crest Net.

(2)          Includes rental revenue for all properties owned by Realty Income at June 30, 2003 (including revenue from properties reclassified to discontinued operations of $131) and excludes revenue of $134 from properties owned by Crest Net.